Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Nexeo Solutions, Inc.:

We consent to the use of our report dated January 14, 2016, in the registration statement on Form S-3 of Nexeo Solutions, Inc., with respect to the balance sheets of WL Ross Holding Corp. (the Company) as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2015 and for the period from March 24, 2014 (inception) to December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated January 14, 2016, contains an explanatory paragraph that states that the Company will cease all operations, except for the purpose of winding up, redeem all public shares outstanding and dissolve and liquidate in the event that the Company does not consummate an initial business combination.  Additionally, the Company has suffered recurring losses from operations and has negative working capital. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
June 23, 2016